 UNITED STATES

  SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 27, 2017

CELSION CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15911	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

997 Lenox Drive, Suite 100

Lawrenceville, NJ 08648

Registrant’s telephone number, including area code: (609) 896-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 27, 2017, Celsion Corporation, a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Oppenheimer & Co. Inc. (the “Underwriter”), relating to the issuance and sale (the “Offering”) of 2,640,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), and warrants to purchase an aggregate total of 1,320,000 shares of Common Stock. Each share of Common Stock is being sold together with 0.5 warrants, each whole warrant to purchase one share of Common Stock, at a public offering price of $2.50 per share and related warrants.

Pursuant to the terms of the Underwriting Agreement, the Underwriter has agreed to purchase the Shares and related warrants from the Company at a price of $2.325 per share and related warrants. Each warrant is exercisable six months from the date of issuance. The warrants have an exercise price of $3.00 per whole share, and expire five years from the date first exercisable.

The net proceeds to the Company from the sale of the Shares and warrants, after deducting the underwriting discount and estimated offering expenses payable by the Company, are expected to be approximately $5.8 million. The Offering is expected to close on October 31, 2017, subject to the satisfaction of customary closing conditions.

This Offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-206789) filed with the Securities and Exchange Commission on September 4, 2015, and declared effective on September 25, 2015, including the base prospectus dated September 25, 2017 included therein and the related prospectus supplement.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

Pursuant to the Underwriting Agreement, subject to certain exceptions, the Company has agreed for a period of 60 days after the date of the final prospectus supplement relating to the Offering and its directors and officers have agreed for a period of 90 days after the date of the final prospectus supplement relating to the Offering not to sell or otherwise dispose of any of the Company’s securities held by them without first obtaining the written consent of the Underwriter.

The foregoing is only a brief description of the material terms of the Underwriting Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Underwriting Agreement which will be filed as an exhibit to the Company’s Current Report on Form 8-K on October 31, 2017.

The legal opinion of Sidley Austin LLP, legal counsel to the Company, relating to the Common Stock and warrants being offered pursuant to the Offering will be filed as an exhibit to the Company’s Current Report on Form 8-K on October 31, 2017.

Item 7.01	Regulation FD Disclosure.

On October 27, 2017, the Company issued a press release announcing the pricing and terms of the Offering. A copy of the press release is attached hereto as Exhibits 99.1, and is incorporated herein by reference.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 9.01	Financial statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Celsion Corporation dated October 27, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSION CORPORATION

Date: October 27, 2017	By:	/s/ Jeffrey W. Church
Jeffrey W. Church
Senior Vice President and Chief Financial Officer

 EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Celsion Corporation dated October 27, 2017